PFM MULTI-MANAGER SERIES TRUST
NOVATION OF INVESTMENT MANAGEMENT AGREEMENT

THIS NOVATION AGREEMENT (“Agreement”) is by and among PFM Multi-Manager Series Trust (the “Trust”), on behalf of each of its series (collectively, the “Funds”), U.S. Bancorp Asset Management, Inc. (the “Adviser”) and PFM Asset Management LLC (“PFMAM”) is effective on the date of the Consolidation (as defined below), which is October 1, 2024 (the “Effective Date”).

WHEREAS, the Trust entered into an Investment Management Agreement with PFMAM dated December 7, 2021 (the “Advisory Agreement”);

WHEREAS, PFMAM is registered with the U.S. Securities and Exchange Commission (“SEC”) as a registered investment adviser and is wholly owned by the Adviser;

WHEREAS, the Adviser is also registered with the SEC as a registered investment adviser;

WHEREAS, PFMAM and the Adviser are wholly owned subsidiaries of U.S. Bank N.A. and through U.S. Bank N.A. are subject to the control of their ultimate parent, U.S Bancorp;

WHEREAS, PFMAM and the Adviser previously have made the decision to dissolve PFMAM and consolidate its operations into and with the Adviser (the “Consolidation”);

WHEREAS, the Adviser, as sole member of PFMAM, has taken action to dissolve PFMAM on the Effective Date, and in connection therewith, PFMAM’s personnel have become employees of the Adviser;

WHEREAS, following the Effective Date, PFMAM will de-register as an investment adviser with the SEC;

WHEREAS, the Consolidation will not result in an actual change of control or management under the Advisory Agreement in accordance with Rule 2a-6 under the Investment Company Act of 1940, as amended (the “1940 Act”), and is therefore not an “assignment” for purposes of Section 15(a)(4) of the 1940 Act; and

WHEREAS, the Trust, on behalf of each of its Funds, PFMAM, and the Adviser hereby enter into this Agreement on terms identical to those of the Advisory Agreement except as noted below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.Novation and Acceptance. Subject to the terms and conditions contained herein, the Adviser, PFMAM and the Trust hereby consent to the novation of the Advisory

Agreement (the “Novation”), and the Adviser assumes all rights, duties and obligations under such Advisory Agreement.
2.Term. The Novation shall become effective as of the date hereof and shall extend for so long as the terms specified in Section 8 of the Advisory Agreement are satisfied or until terminated in accordance with Section 9 of the Advisory Agreement.
3.No Termination. The parties agree that the Novation shall not constitute an “assignment” of the Advisory Agreement for purposes of Section 9 of the Advisory Agreement or the 1940 Act, and that the Advisory Agreement, as so novated, shall remain in full force and effect after the Novation.
4.Technical Amendment. The parties agree that all references in the Advisory Agreement to “PFM Asset Management LLC” shall hereby be changed to “U.S. Bancorp Asset Management, Inc.”
This Agreement may be executed in multiple counterparts and all counterparts so executed will constitute one and the same agreement binding on all of the parties.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of October 1, 2024.

U.S. BANCORP ASSET MANAGEMENT, INC.	PFM MULTI-MANAGER SERIES
By: /s/ Jill Stevenson	By: /s/ Valentine J. Link, Jr.
Name: Jill Stevenson	Name: Valentine J. Link, Jr.
Title: Head of Operations & Fund Treasurer	Title: President

PFM ASSET MANAGEMENT LLC
By: /s/ Valentine J. Link, Jr.
Name: Valentine J. Link, Jr.
Title: Managing Director